EXHIBIT 99.2

Neuberger Berman Inc.

605 Third Avenue

New York, NY 10158-3698

Tel 212.476.9000

Contact:

Robert Matza

Executive Vice President

Chief Operating Officer

Neuberger Berman

(212) 476-9808

NEUBERGER BERMAN’S FIRST QUARTER EPS $0.32 VS. $0.47

Assets Under Management At $56.3 Billion, Net Cash Flows Positive

Sharp Declines in Turnover in Equity Markets Reduce Revenues and Earnings

NEW YORK, NY, April 29, 2003 … Neuberger Berman Inc. (NYSE: NEU) today reported net income of $21.8 million, or $0.32 per share (diluted and basic), for the first quarter ended March 31, 2003. This compares with net income of $33.2 million, or $0.47 per share (diluted) and $0.48 (basic), in the prior year period. Net revenues were $136.8 million, down 14.6% from $160.2 million a year ago.

The decline in revenues and earnings is primarily attributable to significantly lower commission volume as a result of a sharp fall-off in turnover in the equity markets during the quarter. In addition, the quarter’s results included, for the first time, expenses related to LibertyView Capital Management, an asset acquisition completed on December 31, 2002. These primarily consist of operating expenses and compensation expense related to performance fee revenues.

Assets under management were $56.3 billion at quarter-end, down from an all-time high of $61.9 billion at March 31, 2002, but up slightly from $56.1 billion at December 31, 2002.

The Company’s stock repurchase plan continued apace in the quarter, with the repurchase of 349,100 shares of its common stock for $9.6 million. Since the program’s inception, approximately 7.7 million shares have been repurchased at a cost of $276.6 million, and an authorization for $48.4 million remains outstanding.

Long-term Perspective: Positioning For Future Growth

Jeffrey B. Lane, President and Chief Executive Officer of Neuberger Berman, said, “While it is always disappointing to report a decline in quarterly earnings, it is important to assess these results in their proper context and continue to focus on the steps we have taken to position the Company for dynamic growth when conditions improve.

“Last year at this juncture, our assets under management, upon which our fees are based, were at or approaching record levels. The third — and worst — year of the bear market followed, and those assets declined in value, as have our advisory fees. Also at that time, over 70% of those assets were being invested in higher-margin equities; this year, only 55% are in equities and 45% are invested in lower-margin fixed income securities. As a result, our profits have declined. Even more importantly, although NYSE volume and turnover statistics were about the same in both quarters, this year, in a lackluster market that was fixated on the war with Iraq, program trading accounted for 37% of that volume versus only 27% last year. Because turnover in this quarter was therefore actually lower, commission revenues declined substantially, which had a further negative impact on profit margins. While it is difficult to say with any certainty how long these temporary conditions will last, it is important to remember that they are temporary.

“I believe it is far more vital to stay focused on the Company’s long-term growth prospects rather than on quarterly fluctuations, and several positive factors are emerging. For example, the ability of Private Asset Management’s national sales force to generate a record level of $630 million in new assets in this difficult environment is particularly encouraging and an excellent start toward reaching our goal of $2.4 billion in new assets from this source for the year.

“On the Mutual Fund and Institutional side, the Neuberger Berman High Income Bond Fund is attracting new investors at quite a fast pace, recording a 78% increase in assets since year end to $320 million and climbing. In total, the high-yield group manages approximately $1 billion. Our managed account business continues to grow very rapidly as well, and we are an increasingly significant manager in separate account wrap programs. We also recently started to see a noticeable rise in our wrap equity accounts, though the assets overall do remain heavily concentrated in fixed income. Our latest offering of a closed-end fund, the Neuberger Berman Realty Income Fund, was successful beyond our expectations, pricing last week at $360 million. With leverage, it is expected that the fund will raise approximately $500 million in total. And, finally, we are very pleased with the early results from our LibertyView Capital Management division, whose assets under management have already grown from $1.0 billion to approximately $1.2 billion at quarter-end. We expect that this new capability in alternative investments will be an important contributor to our future success.

“We continue to be confident that Neuberger Berman is solidly on course for meaningful growth in the years ahead. We have an effective business model that works even under extreme pressure, and will work far better when market conditions improve — as they will. We have maintained good relative investment performance through a difficult environment, sustained positive cash flows, and successfully diversified our style mix and product mix, most recently with closed-end funds and alternative investment products. In sum, I believe we have made, and continue to make, the right investments in people, in products, in technology, in everything necessary to position the Company for a successful future — both for our clients and for our shareholders.”

PRIVATE ASSET MANAGEMENT

Net Revenues: $62.3 Million vs. $81.5 Million, Down 23.5%

Pretax Income: $27.1 Million vs. $38.4 Million, Down 29.3%

Assets under management in this segment were $21.5 billion at quarter-end, down 16.4% from a record level of $25.7 billion at March 31, 2002, and relatively flat compared with the previous quarter. The segment’s overall investment performance continued to outpace the Standard & Poor’s 500 Index, which fell 3.6% in the period.

Lower levels of assets under management versus last year accounted for a 15.0% drop in investment advisory and administrative fees to $46.3 million from $54.5 million in the 2002 period. Commission revenues registered significant declines of 42.0% from last year’s quarter and 33.0% from the previous quarter, reflecting a considerably reduced level of transactions in equity markets dominated by program trading. Pretax profit margins for the segment were down, at 43.5% versus 47.1% in the 2002 quarter, primarily because of the drop in commission revenues, the impact of the market decline, and because a larger percentage of assets under management are being invested in fixed income products. The mix in this segment has gone from approximately 77% equities/23% fixed income last year to approximately 66% equities/34% fixed income currently. Despite the environment, the national sales force of 44 Wealth Advisors — up from 43 at year end — generated a record level of $630 million in new assets in the period, a substantial improvement from $473 million in the quarter last year and up 6.6% from the previous quarter. The Company has targeted a goal of $2.4 billion in additional assets from this source for all of 2003.

MUTUAL FUND AND INSTITUTIONAL

Net Revenues: $56.9 Million vs. $56.7 Million, Up 0.3%

Pretax Income: $18.1 Million vs. $21.6 Million, Down 16.2%

Assets under management in this segment were $34.8 billion, down 3.8% from $36.1 billion at March 31, 2002, and up slightly from $34.5 billion at year-end 2002. Mutual fund performance was very good, with 83% of the assets in the Company’s equity funds outperforming their benchmarks in the quarter. In addition, the recent personnel changes made in portfolio management at the Guardian Fund and in the growth equity group are starting to evidence positive results.

Net cash flows in the segment continued to be positive, at $552 million versus $1.4 billion in the period last year. The strongest performer was the Managed Account Group, which recorded net cash inflows of $680 million, up from $452 million in 2002. Assets under management in this group rose 83.2% to $6.5 billion from $3.5 billion last year. Mutual Fund and Sub-Advised Accounts also registered positive net cash flows, while the Institutional Separate Accounts business experienced a net cash outflow of $153 million, all from Equity Accounts.

As previously noted, the 2003 quarter reflects the acquisition on December 31, 2002 of substantially all the assets of LibertyView Capital Management. The inclusion of this division for the first time contributed to the rise in revenues in the segment in the quarter as well as to an increase in expenses, both operating expenses and compensation expense related to performance fee revenues.

PROFESSIONAL SECURITIES SERVICES

Net Revenues: $18.2 Million vs. $22.7 Million, Down 19.5%

Pretax Income: ($1.5 Million) vs. $3.6 Million, Down 142.5%

This segment recorded a 34.5% increase in clearance fees to $3.9 million versus $2.9 million in the prior year period. This rise was more than offset by several factors, including the previously discussed reduced level of transactions and lower commission volume recorded by the professional investors who are clients of this segment as well as a decline in syndicate activity. The continuing declines in net interest income resulting from lower average balances related to client financing, narrow interest spreads and low interest rates also had a negative effect on performance. The Company continues to expect that the segment’s results will improve rapidly under better market conditions.

CORPORATE

Corporate includes various expenses, including administrative costs, that are not directly related to the day-to-day operation of the Company’s business. The net pretax loss in the quarter of $6.1 million was slightly above last year’s level.

Neuberger Berman Inc., through its subsidiaries, is an investment advisory company with $56.3 billion in assets under management, as of March 31, 2003. For 63 years, the firm has provided clients with a broad range of investment products, services and strategies for individuals, families, and taxable and non-taxable institutions. The Company engages in wealth management services including private asset management, tax and financial planning, and personal and institutional trust services; mutual funds, institutional management and alternative investments; and professional securities services. Its website, and this news release, can be accessed at www.nb.com.

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Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company’s products’ performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.